Exhibit 99.1

ContraVir Strengthens Board of Directors with Addition
of Industry Veteran Arnold Lippa, Ph.D.

Edison, NJ, December 3, 2015 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today Arnold Lippa, Ph.D., has joined the Company’s Board of Directors.  Dr. Lippa is a seasoned entrepreneur who has launched several successful public companies and served previously as Executive Chairman of several life sciences companies.

James Sapirstein, Chief Executive Officer of ContraVir, stated, “Arnold carries a wealth of experience managing public companies and funding innovation in the biotech and pharmaceuticals industry.  I am pleased to welcome him to our board of directors. As a respected scientist and serial entrepreneur, he will provide valuable insight as we continue to build value by advancing our clinical antiviral pipeline.”

Dr. Lippa has been Executive Chairman of the Board of Cortex Pharmaceuticals Inc., since March 2013, and was appointed Chief Scientific Officer in August 2015.  Previously, he served as Chief Executive Officer and President.  He is also Chairman of the Board of Xintria Pharmaceutical Corporation, which he co-founded in 2006.

Dr. Lippa is a Managing Member and founder of T Morgen Capital, an investment and management company specializing in the creation and management of biomedical companies. He co-founded and currently is representing T Morgen Capital, Atypical BioCapital Management and Atypical BioVentures Fund, a life science fund management company and fund, respectively, both of which are affiliates of Aurora Capital.

Dr. Lippa was a founder of DOV Pharmaceutical, Inc., and served as Chairman of the Board and Chief Executive Officer from its inception in April 1995 until 2005. Prior to DOV, Dr. Lippa co-founded and co-managed a number of life sciences companies, including Praxis Pharmaceuticals, Inc., which he co-founded and took public in 1985, serving as President and Chief Operating Officer from 1984 until 1987.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir, for the Hepatitis B virus (HBV).  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal and bone side effects.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)

jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686